EXHIBIT 4(B)



			    SUBSCRIPTION AGREEMENT




     THIS AGREEMENT is made as of October 13, 1994 between Mentor Corporation, a Minnesota corporation, of 5425 Hollister Avenue, Santa Barbara, CA 93111 (the "Company") and Optical Radiation Corporation, a California corporation, of 1300 Optical Drive, Azusa, California 91702 ("ORC").

     The parties to this Agreement are parties to an Asset Purchase Agreement of even date (the "Asset Purchase Agreement") and in order to induce ORC to enter into the Asset Purchase Agreement, the Company is willing to execute and deliver this Agreement.

	The parties hereto agree as follows:

      1. Subscription. In accordance with the terms and conditions of this Agreement, the Company agrees to issue to ORC, and ORC hereby to purchase, such number of shares of Common Stock of the Company as is equivalent to One Million Dollars ($1,000,000), valued based on the average closing price of such shares during the twenty (20) trading days ending five (5) trading days prior to the date of this Agreement, as quoted on the NASDAQ-National Market System and reported in the Wall Street Journal. Such issuance shall represent a portion of the purchase price payable by the Company under the Asset Purchase Agreement in consideration of the transfer by ORC of assets thereunder. Following ex-ecution and delivery of the Asset Purchase Agreement and this Agreement by all parties thereto, the Company will deliver to ORC a stock certificate or cer-tificates evidencing the number of shares of Common Stock of the Company registered in the name of ORC or its nominee.

      2. Company's Representations and Warranties. The Company represents and warrants to ORC as follows:

	  A. Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of Minnesota. The Company has all requisite corporate power and authority and all
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material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agree-ment. The copies of the Company's charter documents and bylaws which have been furnished, or will be furnished in connection with the closing of this Agree-ment, to ORC reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

	  B. Issuance of Capital Stock. There are no statutory or contractual stockholder's preemptive rights or rights of refusal with respect to the issuance of the Company's Common Stock to the Purchaser.

      3. ORC's Representations and Warranties. ORC represents and warrants to the Company as follows:

	  A. ORC is purchasing the Company's Common Stock issued hereunder
(the "Securities") for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933 ("Securities Act") or of California securities laws, and has no present intention of selling, granting any participation in, or otherwise distributing the same. Further, ORC does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person with respect to any of the Securities. ORC understands that the Securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

	  B. ORC further acknowledges and understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. ORC under-stands that the certificates evidencing the Securities will bear a legend restricting transferability in the following form:

		"The securities represented by this certificate were originally issued on October 13, 1994 and have not been registered or qualified under the Securities Act of 1933, as amended, or the securities laws of any state (the "Securities Laws"). The securities represented by
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	   this certificate may not be transferred in the absence of an
	   effective registration statement under applicable Securities Laws unless Mentor Corporation is provided with a satisfactory opinion of counsel to the effect that such transfer is in compliance with all applicable Securities Laws, and the Company reserves the right to refuse the transfer of such securities until such condition has been fulfilled with respect to such transfer."

	  C. ORC further understands that stop transfer instructions will be in effect with respect to the transfer of the Securities consistent with the above.

	  D. ORC is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

	  E. ORC is also an "excluded purchaser" with the meaning of Section 25102(f) of the California Corporations Code of 1968, as amended or Rule
260.102.13 promulgated by the California Commissioner of Corporations.

	  F. ORC has the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the investment.

	  G. Representatives of ORC have had a full opportunity to examine the financial and business affairs of the Company and an opportunity to ask questions of its management.

      4. Registration Agreement. The Company shall execute a Registration Agreement (in substantially the form attached hereto as Exhibit A) according to ORC the various registration rights with respect to Securities as set forth therein.

      5. Assignments.  This Agreement is not transferable or assignable.

      6. Governing Law. ORC is a subsidiary of a Delaware corporation and this Agreement shall be construed and governed by the internal laws, and not the law of conflicts, of the State of Delaware applicable to agreements made and to be performed in Delaware.


    MENTOR CORPORATION                        OPTICAL RADIATION CORPORATION


By: /s/ Anthony R. Gette                  By: /s/ Ian Ashken
    Anthony R. Gette                          Ian Ashken
    President                                 Vice President